Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Husky Energy Inc.

We, KPMG LLP, consent to the use of our reports, each dated Feb. 8, 2021, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this Annual Report on Form 40-F.

/s/ KPMG LLP

KPMG LLP

Chartered Professional Accountants

Feb. 9, 2021

Calgary, Canada